UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a -6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a -12

ARROWROOT ACQUISITION CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0 -11.

Explanatory Note

Arrowroot Acquisition Corp. (“Arrowroot” or the “Company”) is filing these definitive additional proxy materials (“Supplement”) to amend and supplement certain information in the definitive proxy statement/prospectus filed by Arrowroot with the Securities and Exchange Commission (the “SEC”) on February 5, 2024, as amended or supplemented (the “Definitive Proxy Statement/Prospectus”), in connection with the proposed business combination of Arrowroot with iLearningEngines Inc. (the “Business Combination”). All other information in the Definitive Proxy Statement/Prospectus remains unchanged.

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

OF

ARROWROOT ACQUISITION CORP.

Dated March 13, 2024

The purpose of this Supplement is to update and supplement certain information contained in the Definitive Proxy Statement/Prospectus to reflect certain developments that occurred after the date of the Definitive Proxy Statement/Prospectus, including:

●	Arrowroot today announced that its special meeting of stockholders (“Special Meeting”) will be postponed from its scheduled time of 9:00 a.m. Eastern Time on March 15, 2024 to 9:00 a.m. Eastern Time on March 25, 2024.

●	Arrowroot also announced that the record date of its Special Meeting, which was previously January 18, 2024, is now March 13, 2024.

Stockholders as of the record date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote and need assistance should contact Okapi Partners LLC at (212) 297-0720, or info@okapipartners.com. In connection with the postponement of the Special Meeting, the Company has extended the deadline of holders of the Company’s Class A common stock issued in its initial public offering to submit their Class A common stock for redemption until 5 p.m. Eastern Time on March 21, 2024. Stockholders who wish to withdraw their previously submitted redemption requests may do so prior to the rescheduled meeting by requesting that the transfer agent return such Class A common stock prior to 9 a.m. Eastern Time on March 25, 2024.

For a stockholder of record as of the close of business on January 18, 2024, the original record date, who is also a stockholder of record on the new record date of March 13, 2024, and who provided a proxy to Arrowroot based on the original record date, such proxy shall remain in full force and effect with respect to the number of shares held by such stockholder as of the close of business on the new record date (March 13, 2024) set for the Special Meeting unless explicitly revoked, or a later dated proxy is submitted, by the applicable shareholder. Previously submitted proxies are revocable. The previous submission of proxies also will not affect your right to vote in the event that you attend the Special Meeting. Please note, however, that attendance alone at the Special Meeting without voting will not be sufficient to revoke a previously authorized proxy. Please see your proxy card for specific instructions on how to vote your shares by telephone, through the Internet or by mail. If you have not already done so, it is important that you vote your Class A common stock promptly.

The Supplement will be distributed to all stockholders entitled to vote at the Special Meeting. On or about March 13, 2024, we will begin mailing a copy of this Supplement to all stockholders of record and stockholders who hold shares in street name through a bank, broker or other institution, in each case as of the new record date. We will also mail the proxy card and Definitive Proxy Statement/Prospectus to shareholders of record of the new record date of March 13, 2024 but not the previous record date January 18, 2024. Stockholders are advised to read the Definitive Proxy Statement/Prospectus and the Supplement in full because they contain important information about the proposals. The proxy card included with the proxy materials that were previously distributed to stockholders will not be updated to reflect the change in location, date, or time, but may continue to be used by stockholders entitled to vote at the Special Meeting. The Definitive Proxy Statement/Prospectus, the Supplement, and other documents filed by Arrowroot will also be available for free on the SEC’s website at http://www.sec.gov.

Except as otherwise set forth in this Supplement, the information set forth in the Definitive Proxy Statement/Prospectus remains unchanged.

This Supplement modifies, supersedes and/or supplements, in part, the information in the Definitive Proxy Statement/Prospectus relevant to the applicable topics and is not complete without, and may not be delivered or utilized except in combination with, the Definitive Proxy Statement/Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Definitive Proxy Statement/Prospectus and if there is any inconsistency between the information in the Definitive Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. Please keep this Supplement with the Definitive Proxy Statement/Prospectus for future reference.

You should read carefully and in their entirety this Supplement and the Definitive Proxy Statement/Prospectus and all accompanying annexes and exhibits before voting your shares of Class A common stock. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 48 of the Definitive Proxy Statement/Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Important Information and Where to Find It

A full description of the terms of the Business Combination is provided in the registration statement on Form S-4 that includes a prospectus with respect to the securities to be issued in connection with the Business Combination and a proxy statement with respect to the Special Meeting of Arrowroot to vote on the Business Combination. Arrowroot urges its investors, stockholders and other interested persons to read the Definitive Proxy Statement/Prospectus as well as other documents filed with the SEC because these documents will contain important information about Arrowroot, iLearningEngines and the Business Combination. Stockholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Arrowroot Acquisition Corp., 4553 Glencoe Avenue, Suite 200, Marina del Rey, CA 90292. The Definitive Proxy Statement/Prospectus to be included in the registration statement can also be obtained, without charge, at the SEC’s website (www.sec.gov).

This Supplement to the Proxy Statement/Prospectus is dated March 13, 2024.

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